Exhibit 99.1 AXT Press Release, dated August 22, 2017

FOR IMMEDIATE RELEASE

Contact:

Gary Fischer

Chief Financial Officer

(510) 438-4700

AXT Appoints Wilson Lin as Chief Operating Officer

FREMONT, Calif., August 22, 2017 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has appointed Wilson Lin, Ph.D., 48, as chief operating officer, effective August 21, 2017. Lin will have responsibility for AXT’s global operations and will report to chief executive officer, Morris Young.

Over the course of his career, Lin has built a solid track record of success in operations and business management in the compound semiconductor and related industries. Before joining AXT, he served as director and CEO of General Photonics Corporation, a manufacturer of advanced optical polarization modules and instruments.  At General Photonics, he reorganized the global sales channels and launched new programs in operations, including six-sigma manufacturing processes.  Prior to General Photonics, Lin held various management positions of increasing responsibility at Newport Corporation, a worldwide leader in photonics solutions.  He joined Newport in December 2006 as director, global supply chain management, where he consolidated Newport's global supply chain, with a focus on creating efficiencies and reducing material costs.  In February 2010, Lin was appointed as general manager of China Operations.  In this role, he successfully established a China manufacturing facility that employed approximately 200 people and supplied components and subsystems to tier-one customers in the medical, semiconductor and telecom industries.  In January 2013, Lin was appointed as vice president, Asia Pacific, and became responsible for all operations, engineering, marketing, sales and services for Newport in the Asia Pacific region.  He initiated and led region-wide changes, including the restructuring of the sales channels, to drive organic growth.  Overcoming challenges from both domestic and international competitors, Lin and his team achieved wins on critical projects in the region and strengthened relationships with high-level decision makers of key customers.

“I am delighted to announce that Wilson Lin has joined our executive team,” said Morris Young, chief executive officer. “Wilson has a solid track record of demonstrating expanding responsibility and achievement. His business skills and broad experience in China, as well as his deep understanding of single crystal growth technology, will combine to bring a very positive contribution to AXT. This is an exciting addition to our team and comes at an exciting time in our business growth.”

Exhibit 99.1

AXT Press Release, dated August 22, 2017

Lin holds a Ph.D. in physics from the City University of New York and conducted postdoctoral research at Princeton University.  He has published more than 30 technical articles related to crystal growth and the fabrication of compound semiconductors and their applications.  Further, Lin earned an M.B.A. degree from the UCLA Anderson School of Management and a B.S. degree in physics from Chun-Yuan University, Taiwan.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements about our business growth and the expected contribution that Dr. Lin will provide. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the ability of Dr. Lin to contribute effectively, overall conditions in the markets in which the company competes; global financial conditions and uncertainties; policies and regulations in China; the relocation of the company’s manufacturing operations in China; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; our ability to control costs, our ability to utilize our manufacturing capacity; product yields and their impact on gross margins; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.